Exhibit 23.1

KPMG Auditores Independentes

Av. Coronel Silva Teles, 977, 10º andar, Conjuntos 111 e 112 - Cambuí

Edifício Dahruj Tower

13024-001 - Campinas/SP - Brasil

Caixa Postal 737 - CEP: 13012-970 - Campinas/SP - Brasil

Telefone +55 (19) 3198-6000

kpmg.com.br

The Board of Directors

CPFL Energia S.A:

We consent to the use of our report dated April 22, 2019, with respect to the consolidated statement of financial position of CPFL Energia S.A. and subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

Campinas, São Paulo - Brazil

April 23, 2019

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.